EXHIBIT 23.4


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated 1992 and 2000 Stock Option Plan of GemStone Systems, Inc. of our report dated March 24, 2000 (except Note 8, as to which the date is June 16, 2000), with respect to the consolidated financial statements of GemStone Systems, Inc. for the years ended December 31, 1999 and 1998 included in the Registration Statement on Form F-4 No. 333-37780 of BROKAT Aktiengesellschaft, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
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Walnut Creek, California
September 7, 2000